As filed with the Securities and Exchange Commission on April 7, 2021.

Registration No. 333-255037

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRULIEVE CANNABIS CORP.

(Exact Name of Registrant as Specified in Its Charter)

British Columbia	2833	84-2231905
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code No.)	Identification No.)

6749 Ben Bostic Road

Quincy, FL 32351

(850) 480-7955

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kim Rivers

Chairman, President and Chief Executive Officer

Trulieve Cannabis Corp.

6749 Ben Bostic Road

Quincy, FL 32351

(850) 480-7955

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stacie S. Aarestad, Esq. Ryan M. Rourke Reed, Esq. Foley Hoag LLP 155 Seaport Boulevard Boston, MA 02110 (617) 832-1000	Eric Powers, Esq. Chief Legal Counsel Trulieve Cannabis Corp. 6749 Ben Bostic Road Quincy, FL 32351 (850) 480-7955	Richard Raymer James Guttman Dorsey & Whitney LLP TD Canada Trust Tower Brookfield Place, 161 Bay Street, Suite 4310 Toronto, Ontario M5J 2S1 Canada (416) 367-7370

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-255037

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☒

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission (the “Commission”) in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-255037), declared effective on April 7, 2021 by the Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

EXHIBIT INDEX

Exhibit No.	Description

5.1*	Opinion of DLA Piper (Canada) LLP

23.2*	Consent of DLA Piper (Canada) LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1 (File No. 333-255037), filed by the Registrant on April 5, 2021 and incorporated herein by reference)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, The State of Florida, on the 7th day of April, 2021.

TRULIEVE CANNABIS CORP.

By:	/s/ Kim Rivers
Kim Rivers
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kim Rivers Kim Rivers	Director, President and Chief Executive Officer (Principal Executive Officer)	April 7, 2021

* Alex D’Amico	Chief Financial Officer (Principal Financial and Accounting Officer)	April 7, 2021

* Thad Beshears	Director	April 7, 2021

* George Hackney	Director	April 7, 2021

* Peter Healy	Director	April 7, 2021

* Richard May	Director	April 7, 2021

* Thomas Millner	Director	April 7, 2021

* Michael J. O’Donnell, Sr.	Director	April 7, 2021

* Susan Thronson	Director	April 7, 2021

*By:	/s/ Eric Powers
Eric Powers
Attorney-in-fact